Ex. (a)(1)(C)

AMENDMENT NO. 1

TO THE

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

5.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

ISSUED BY

DIGITAL REALTY TRUST, L.P.

CUSIP Number: 25389JAC0

Reference is made to the Issuer Repurchase Notice issued by Digital Realty Trust, L.P. (the “Company”) on March 17, 2014 (the “Original Issuer Repurchase Notice”) to the Holders of the Debentures. All capitalized terms used but not specifically defined in this amendment (the “Amendment”) shall have the respective meanings given to such terms in the Original Issuer Repurchase Notice.

The Company hereby provides notice to the Holders that the Put Option has been amended to provide Holders until 11:59 p.m., New York City time, on Friday, April 11, 2014 to exercise the Put Option. The Put Option was previously scheduled to expire at 5:00 p.m., New York City time, on Friday, April 11, 2014. Therefore, all references to “5:00 p.m. New York City time, on Friday, April 11, 2014” and all references to “5:00 p.m., New York City time, on the Expiration Date” in the Original Issuer Repurchase Notice are hereby amended to be references to “11:59 p.m., New York City time, on Friday, April 11, 2014.”

Additional Information

The information under the caption “Additional Information” in the Original Issuer Repurchase Notice is hereby amended to include a reference to the following documents (as such documents may be amended from time to time), which contain important information about the Company and its financial condition:

•	The combined Current Report on Form 8-K of the Company and the Guarantor filed with the SEC on March 26, 2014

This Amendment is being made to comply with the rules and procedure requirements of the SEC. Except for the extensions and additional information described above, all of the terms and conditions set forth in the Original Issuer Repurchase Notice issued to Holders and filed with the SEC on March 17, 2014 remain unchanged.

The Trustee and Paying Agent is:

Wells Fargo Bank, National Association

and for purposes of this Amendment the address is:

By Registered or Certified Mail or Overnight Courier: Wells Fargo Bank, National Association 707 Wilshire Blvd., 17th Floor Los Angeles, CA 90017 Attention: Corporate Trust Services	For Information: Madeliena J. Hall, Vice President (213) 614-2588	By Facsimile: (213) 614-3355 Attention: Corporate Trust Services

Any questions or requests for assistance or copies of this Amendment, the Original Issuer Repurchase Notice or other materials may be directed to the Trustee and Paying Agent.

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DIGITAL REALTY TRUST, L.P.

By: Wells Fargo Bank, National Association

Dated: March 28, 2014